Exhibit 99.1
NEWS RELEASE

Bonanza Creek Energy Announces the Divestiture of Mid-Continent Operations

DENVER, August 6, 2018 - Bonanza Creek Energy, Inc. (NYSE: BCEI) (the "Company") announced today that it has entered into an agreement and simultaneously closed on the divestiture of its operations in the Mid-Continent region to an undisclosed buyer for $117 million in cash, subject to customary terms and conditions and purchase price adjustments based on a February 1, 2018 effective date. The divested operations include approximately 11,000 net acres located in Lafayette and Columbia Counties, primarily targeting the Cotton Valley formation. The divested operations include proved reserves as of December 31, 2017 of approximately 12 MMBoe (100% proved developed) and associated net production during the first quarter of 2018 of approximately 3,000 Boe/d (55% oil). The Company’s borrowing base remains unchanged at $192 million after the closing of this transaction.

Updated full-year guidance will be provided in conjunction with the upcoming second quarter earnings conference call and Corporate Presentation.

“Our gratitude and deep thanks go to the Mid-Continent team for their tireless efforts and dedication to the strong performance of these operations,” said Eric Greager, President and CEO. “This transaction allows us to realize the value of the asset and turn our full attention to opportunities with greater long-term potential for Bonanza Creek.”

About Bonanza Creek Energy, Inc.
Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated in the Rocky Mountain region in the Wattenberg Field, focused on the Niobrara and Codell formations. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

For further information, please contact:
Doug Atkinson
Senior Manager, Investor Relations
720-225-6690
datkinson@bonanzacrk.com